UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/30/2006

NETGEAR, INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50350

DE	770419172
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4500 Great America Parkway, Santa Clara, CA 95054
(Address of principal executive offices, including zip code)

408-907-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 30, 2006, the Company announced via press release that as previously disclosed in April 2006, Jonathan Mather, the Company's Executive Vice President and Chief Financial Officer, is departing the Company effective immediately. Christine M. Gorjanc, the Company's Vice President of Finance, has been promoted to Chief Accounting Officer effective immediately, and will manage the finance and accounting functions while the Company continues its search for a succesor to Mr. Mather.

Since November 2005, Ms. Gorjanc has served as the Company's Vice President, Finance, overseeing the company's financial forecasting and reporting, accounting and tax matters. From September 1996 through November 2005, Ms. Gorjanc served as Vice President, Controller, Treasurer and Assistant Secretary for Aspect Communications Corporation, a provider of workforce and customer management solutions. From October 1988 through September 1996, she served as the Manager of Tax for Tandem Computers, Inc., a provider of fault-tolerant computer systems. From June 1987 through October 1988, Ms. Gorjanc served as the Manager of Tax Operations for Xidex Corporation, a manufacturer of storage devices. Prior to that, Ms. Gorjanc worked in public accounting for eight years with a number of accounting firms.

A copy of the press release issued by the Company announcing the foregoing is attached as Exhibit 99.1, and is incorporated herein by reference.

A copy of Ms. Gorjanc's employment agreement with the Company, dated November 16, 2005, has been filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on November 22, 2005 with the Securities and Exchange Commission.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

The folloing exhibits are furnished herewith:

99.1 Press Release, dated November 30, 2006, of NETGEAR, Inc. announcing the departure of its Chief Financial Officer as planned and the appointment of its new Chief Accounting Officer.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETGEAR, INC

Date: November 30, 2006	By:	/s/ Patrick C. S. Lo
Patrick C. S. Lo
Chairman and CEO

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release, Dated November 30, 2006